EXHIBIT 23.3

Independent Auditors’ Consent

The Board of Directors

Fotoball USA, Inc.:

We consent to use of our report included herein, dated November 14, 2003, with respect to the statements of operations, stockholders’ equity, and cash flows of Fotoball USA, Inc. for the year ended December 31, 2000, and the related financial statement schedule; and to the use of our report included herein, dated February 5, 2003, with respect to the balance sheet of Fotoball USA, Inc. as of December 31, 2002, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended and the related financial statement schedule; and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

San Diego, California

January 2, 2004